EXHIBIT (a)(1)(vi)

HCC INSURANCE HOLDINGS, INC.
ANNOUNCES EXTENSION OF OFFER FOR 2.00% CONVERTIBLE NOTES DUE 2021

HOUSTON (November 16, 2004). HCC Insurance Holdings, Inc. (NYSE symbol: HCC) announced today, that its is extending until 5:00 p.m. on Tuesday, November 23, 2004, unless otherwise terminated or further extended, the expiration of its offer to exchange its 2.00% Convertible Notes due 2021 (“Old Notes”) for its 2.00% Convertible Exchange Notes due 2021 (“NewNotes”).

As of November 12, 2004, $14,885,000 principal amount of Old Notes had been tendered.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of HCC’s common stock, the Old Notes or the New Notes. Holders of Old Notes are strongly encouraged to read the Tender Offer Statement, as amended, including the Confidential Memorandum, the related Letter of Transmittal and other offer documents because they contain important information. The solicitation of offers to exchange Old Notes will only be made pursuant to the Tender Offer Statement, and all other offer documents, which have been delivered to the holders of Old Notes at no expense to them. The Tender Offer Statement and all other offer documents, with the Securities and Exchange are also available for no charge at the Securities and Exchange Commission’s web site at www.sec.gov.

HCC is an international insurance holding company and a leading specialty insurance group since 1974, based in Houston, Texas with offices across the USA and in Bermuda, England and Spain. HCC has assets of more than $5 billion, shareholders’ equity of over $1 billion and is rated AA (Very Strong) by Standard & Poor’s and A+ (Superior) by A.M. Best Company.

For more information, visit our website at www.hcch.com.

Contact:	L. Byron Way, Vice President
HCC Insurance Holdings, Inc.
Telephone: (713) 690-7300

Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect HCC are set forth in its periodic reports filed with the Securities and Exchange Commission.